Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 1997 Employee Stock Purchase Plan of Incyte Corporation and to the incorporation by reference therein of our reports dated February 24, 2006, with respect to the consolidated financial statements and schedule of Incyte Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Incyte Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Incyte Corporation, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Philadelphia, PA
May 23, 2006